EXHIBIT 99.1

GREAT LAKES ANNOUNCES RESTRUCTURING PLAN WITH INCREASED
FOCUS ON SPECIALTY CHEMICALS; BOARD INCREASES
MANAGEMENT'S SHARE REPURCHASE AUTHORIZATION BY THREE
MILLION SHARES

      Great Lakes Chemical Corporation (NYSE: GLK) today announced a comprehensive restructuring plan as part of the company' ongoing efforts to enhance shareholder value through a growth strategy focusing on the company's core specialty chemicals businesses. At the same time, the company announced that its Board of Directors has increased the share repurchase authorization by three million shares. The increased authorization will allow the company to share the proceeds from its restructuring plan with shareholders if other opportunities for enhancing shareholder value are not available.

      Robert B. McDonald, chief executive officer and president, stated, "We are committed to improving Great Lakes' financial performance through a sharper focus on growing businesses where we are market leaders. Continuing from the previously announced decision to spin-off our petroleum additives business, Octel Associates, today's actions will increase operating margins by approximately two percentage points, enhance our growth rate and position Great Lakes to capitalize more effectively on the promising opportunities available to us in our specialty chemical portfolio."

      As part of the restructuring plan, Great Lakes will exit its furfural and derivatives, Eastern Europe trading (Chemol), and environmental services (Four Seasons and Aquaterra) businesses. Each will be reported as a discontinued operation in the company's 1997 fourth quarter financial results. The units had combined sales of $273 million in 1996 and $178 million for the nine months ended September 30, 1997. In both periods, however, earnings before interest and taxes were essentially break-even, which contributed to the decision announced today. A pre-tax charge of $145 million, approximately $96 million after taxes, will be recorded in connection with these actions. The company anticipates realizing cash of approximately $150 million from the dispositions.

      The decision to exit these businesses was based on several factors. Market conditions in the furfural and furfural derivatives business have changed to the extent that the returns from this business are not commensurate with Great Lakes' specialty chemicals businesses. The company's efforts to exit the furfural business are already well underway with the sale of its stake in the Kao-Quaker joint venture and the anticipated sale of its Geel, Belgium furfural operations. At Chemol, the privatization of most of the larger chemical companies and trading partners located in the former Eastern Bloc makes it a less cost-effective avenue for introducing and distributing Great Lakes' products in this part of the world. While the company's Four Seasons and Aquaterra businesses remain profitable, the environmental services business no longer fits with Great Lakes' long-term specialty chemicals focus.

      The company also said today it would record a $75 million charge, approximately $55 million after taxes, for other restructuring and asset impairments. These include: restructuring the company's European water treatment business; closing its BCDMH manufacturing facility in Lake Charles, Louisiana and a pharmaceutical intermediate production plant; and withdrawing from the joint venture with Atochem in Europe. Great Lakes expects these actions to result in savings of approximately $3.3 million annually, or approximately $.04 per share, beginning in 1998. This charge also provides for increasing reserves for environmental remediation at a former plant site and the estimated cost of settling pending litigation.

      In summary, the total charge to be recorded in the fourth quarter is as follows ($ in millions except per share amounts):

                                    Pre-Tax     After-Tax       Per Share
Continuing Operations               $   75      $   55            $ 0.92
Discontinued Operations                145          96              1.60
Total                                $ 220       $ 151            $ 2.52

      "The overriding objective of these and other previously announced initiatives", Mr. McDonald concluded, "is to enhance the profitability of our specialty chemical businesses and improve our returns to shareholders. "We will continue concentrating on increasing shareholder value by focusing on a disciplined growth strategy that balances internal investments, including increased share repurchases, and strategic acquisitions and alliances."

      Great Lakes announced on July 17, 1997, that it would spin-off its petroleum additives business, creating a new, independent publicly traded company. Since announcing the spin off, the company has taken a number of steps to strengthen its market position in specialty chemicals. In November, Great Lakes acquired the antimony products business of Cookson Group plc (Anzon) for $90 million, broadening its polymer additives business which consists of flame retardants and polymer stabilizers.

      Other initiatives well underway include: a new R&D process to bring more new products to the market faster; improvements to leverage our global purchasing and distribution to substantially reduce raw material, freight and warehousing costs; and a company-wide management information system that will improve customer satisfaction, reduce working capital and enhance the quality of information for decision making.

      Great Lakes Chemical Corporation is the world's leading producer of certain specialty chemicals for such applications as flame retardants, polymer stabilizers, fire extinguishants, water treatment and petroleum additives. The stock of the company is traded on the New York Stock Exchange.

      This report contains forward-looking statements involving risks and uncertainties that affect the company's operations as discussed in Great Lakes Chemical Corporation's Annual Report on Form 10-K filed with the Securities and Exchange Commission. Accordingly, there is not assurance the company's expectations will be realized.

SOURCE: Great Lakes Chemical Corporation

CONTACT: Jeffrey Potrzebowski or Gregory J. Griffith of Great Lakes Chemical, 765-497-6100